Exhibit 5.1

Simpson Thacher & Bartlett llp

2475 hanover street palo alto, ca 94304
telephone: +1-650-251-5000 facsimile: +1-650-251-5002

March 10, 2021

Experience Investment Corp.

100 St. Paul Street, Suite 800

Denver, Colorado 80206

Ladies and Gentlemen:

We have acted as counsel to Experience Investment Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of up to 35,625,000 shares (the “Shares”) of Class A Common Stock, par value $0.0001 per share, pursuant to that certain Agreement and Plan of Merger, dated as of December 14, 2020 (the “Merger Agreement”), by and among the Company, Experience Merger Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of the Company (“Merger Sub”), and BLADE Urban Air Mobility, Inc., a Delaware corporation (“Blade”), providing for, among other things, and subject to the conditions therein, the combination of the Company and Blade pursuant to the proposed merger of Merger Sub with and into the Blade, with Blade continuing as the surviving entity (the “Merger”).

We have examined the Registration Statement and each of (i) the Merger Agreement, (ii) the form of the Second Amended and Restated Certificate of Incorporation of the Company following consummation of the Merger and (iii) the form of the Amended and Restated Bylaws of the Company following consummation of the Merger, each of which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

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Experience Investment Corp.	2

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that the Second Amended and Restated Certificate of Incorporation of the Company is filed with the Secretary of State for the State of Delaware in the form filed with the Commission as an exhibit to the Registration Statement prior to the issuance of any of the Shares.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the issuance of the Shares has been duly authorized by the Company and, when issued by the Company upon consummation of the Merger in accordance with the provisions of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP